EX-99.B-77D

SUB-ITEM 77D(a): Policies with respect to security investments

IVY FUNDS, INC.

Supplement dated August 28, 2009
to the
Ivy Funds, Inc. Statement of Additional Information dated July 31, 2009

The following replaces and supplements the information in the section entitled "Investment Restrictions and Limitations" of the Statement of Additional Information for Ivy Funds, Inc.:

Investment Restrictions and Limitations

Certain of the Funds' investment restrictions and other limitations are described in this SAI. The following are each Fund's fundamental investment restrictions set forth in their entirety, which cannot be changed without shareholder approval for the affected Fund. For this purpose, shareholder approval means the approval, at a meeting of Fund shareholders, by the lesser of (1) the holders of 67% or more of a Fund's shares represented at the meeting, if more than 50% of the Fund's outstanding shares are present in person or by proxy or (2) more than 50% of the Fund's outstanding shares. If a percentage restriction is adhered to at the time of an investment or transaction, later changes in the percentage resulting from a change in value of portfolio securities or amount of total assets will not be considered a violation of the restriction.

Fundamental Investment Restrictions and Limitations -- other than Ivy Municipal High Income Fund and Ivy Tax-Managed Equity Fund

(1)

Each Fund (other than Ivy Asset Strategy Fund) may not buy real estate, any nonliquid interests in real estate investment trusts or interests in real estate limited partnerships; however, each of these Funds may buy obligations or instruments that it otherwise may buy even though the issuer invests in real estate or interests in real estate. Ivy Asset Strategy Fund may not invest in real estate limited partnerships or purchase or sell real estate unless acquired as a result of ownership of securities (but this shall not prevent this Fund from purchasing and selling securities issued by companies or other entities or investment vehicles that deal in real estate or interests therein, nor shall this prevent this Fund from purchasing interests in pools of real estate mortgage loans);

(2)

Each Fund (other than Ivy Asset Strategy Fund, Ivy Capital Appreciation Fund and Ivy Energy Fund) may not acquire shares of an investment company that issues redeemable securities. Each Fund (other than Ivy Limited-Term Bond Fund, Ivy Money Market Fund or Ivy Municipal Bond Fund) may buy shares of an investment company that does not issue redeemable securities if the Fund does so in a regular transaction in the open market and in compliance with the requirements of the 1940 Act. Each of these Funds may purchase such securities if, as a result of such purchase, no more than 10% of its total assets are invested in such securities.

As operating policies, Ivy High Income Fund and Ivy Science and Technology Fund do not intend to invest more than 5% of their respective total assets in such securities; Ivy Asset Strategy Fund, Ivy Capital Appreciation Fund and Ivy Energy Fund may purchase shares of another investment company subject to the restrictions and limitations of the 1940 Act;

Notwithstanding the foregoing, each of the Funds (other than Ivy Limited-Term Bond Fund, Ivy Money Market Fund or Ivy Municipal Bond Fund) may also acquire investment company shares as part of a merger, consolidation or other reorganization;

(3)

The following applies to each of Ivy Core Equity Fund, Ivy Small Cap Growth Fund, Ivy Limited-Term Bond Fund, Ivy Municipal Bond Fund, Ivy Asset Strategy Fund, Ivy Science and Technology Fund, Ivy Mid Cap Growth Fund and Ivy Money Market Fund:

The Fund may not lend money or other assets, other than through certain limited types of loans; however, each Fund may buy debt securities and other obligations consistent with its objective(s) and its other investment policies and restrictions, may enter into repurchase agreements (see Repurchase Agreements) and, except Ivy Municipal Bond Fund, may lend its portfolio securities to the extent allowed, and in accordance with the requirements, under the 1940 Act and as consistent with its objective(s) and its other investment policies and restrictions;

The following interpretation applies to, but is not part of, this fundamental restriction: the Fund's investments in master notes and similar instruments will not be considered to be the making of a loan.

The following applies to Ivy High Income Fund, Large Cap Growth Fund and Ivy Capital Appreciation Fund:

The Fund may not make loans, except that the Fund may purchase or hold debt instruments in accordance with its investment objective and policies, lend Fund securities in accordance with its investment objective and policies and enter into repurchase agreements, to the extent allowed, and in accordance with the requirements, under the 1940 Act. For purposes of this restriction, the participation of the Fund in a credit facility whereby the Fund may directly lend and borrow money for temporary purposes, provided that the loans are made in accordance with an order of exemption from the Securities and Exchange Commission and any conditions thereto, will not be considered the making of a loan.

(4)	No Fund may invest for the purpose of exercising control or management of another issuer;

(5)

No Fund may sell securities short (unless it owns or has the right to obtain securities equivalent in kind and amount to the securities sold short) or purchase securities on margin, except that (1) this policy does not prevent a Fund from entering into short positions in foreign currency, futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments, (2) a Fund may obtain such short-term credits as are necessary for the clearance of transactions, and (3) a Fund may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments;

(6)

No Fund may engage in the underwriting of securities of other issuers, except to the extent that, in connection with the disposition of portfolio securities, the Fund may be deemed an underwriter under Federal securities laws;

(7)

No Fund may invest in a security if, as a result, it would own more than 10% of the outstanding voting securities of an issuer, or if more than 5% of a Fund's total assets would be invested in securities of that issuer, provided that U.S. government securities are not subject to this limitation and up to 25% of the total assets of each Fund may be invested without regard to these restrictions;

(8)

No Fund (other than Ivy Energy Fund and Ivy Science and Technology Fund) may buy a security, except for U.S. government securities, if, as a result, 25% or more of the Fund's total assets would then be invested in securities of issuers having their principal business activities in the same industry, except for municipal bonds (other than PABs) for Ivy Municipal Bond Fund and except for bank obligations and instruments for Ivy Money Market Fund;

(9)	Ivy Money Market Fund and Ivy Municipal Bond Fund may not purchase warrants;

(10)

Each Fund (other than Ivy Asset Strategy Fund) may not purchase or sell physical commodities; however, this policy does not prevent these Funds (other than Ivy Money Market Fund, Ivy Limited-Term Bond Fund or Ivy Municipal Bond Fund) from purchasing and selling foreign currency, futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments. Ivy Asset Strategy Fund may not purchase or sell physical commodities, except that this Fund may purchase and sell precious metals for temporary, defensive purposes; however, this policy shall not prevent this Fund from purchasing and selling foreign currency, futures contracts, options, forward contracts, swaps, caps, collars, floors and other financial instruments. Ivy Energy Fund may invest in commodities relating to the energy sector, as described in the Prospectus and this SAI; as well, the Fund may invest in commodities futures contracts and options thereon to the extent permitted by the Prospectus and this SAI. This policy shall not prevent the Fund from purchasing and selling foreign currency, futures contracts, options, forward contracts, swaps, caps, collars, floors and other financial instruments;

(11)	No Fund may issue senior securities. Each Fund may, however, issue additional series and classes of shares in accordance with the Articles of Incorporation.

Each Fund (other than Ivy Asset Strategy Fund, Ivy High Income Fund, Large Cap Growth Fund, Ivy Capital Appreciation Fund and Ivy Mid Cap Growth Fund) may not borrow money, except that these Funds may borrow money (and pledge assets in connection therewith) from banks for temporary, extraordinary or emergency purposes but only up to 5% of their respective total assets (10% of the total assets of Ivy Money Market Fund).

Ivy Asset Strategy Fund, Ivy High Income Fund, Large Cap Growth Fund and Ivy Capital Appreciation Fund may each borrow money only for temporary, emergency or extraordinary purposes (not for leveraging or investment) in an amount not exceeding 33 1/3% of the value of its total assets (less liabilities other than borrowings). Any borrowings that come to exceed 33 1/3% of the value of Ivy Asset Strategy Fund's total assets by reason of a decline in net assets will be reduced within three days to the extent necessary to comply with the 33 1/3% limitation. For purposes of this limitation, three days means three days, exclusive of Sundays and holidays.

Ivy Money Market Fund may not pledge, mortgage, or hypothecate assets as security for indebtedness except to secure permitted borrowings;

(12)	Each Fund (except Ivy Asset Strategy Fund) may not invest in interests in oil, gas or mineral leases or mineral development programs, including oil and gas limited partnerships;

(13)	At least 80% of Ivy Municipal Bond Fund's net assets will be invested during normal market conditions in municipal bonds; and

(14)	No Fund may participate on a joint, or a joint and several basis, in any trading account in securities.

The method of determining who is an issuer for purposes of the 5% limitation in fundamental restriction (7) is non-fundamental. In particular, in applying this limitation:

(a)

For municipal bonds created by a particular government but backed only by the assets and revenues of a subdivision of that government, such as an agency, instrumentality, authority or other subdivision, the Fund considers such subdivision to be the issuer;

(b)	For PABs, the nongovernmental user of facilities financed by the user is considered a separate issuer; and

(c)

Ivy Municipal Bond Fund considers a guarantee of a municipal bond to be a separate security that would be included in the limitation if the value of all municipal bonds created by the guarantor and owned by the Fund exceeds 10% of the value of the Fund's total assets. A municipal bond issuer will not be considered the guarantor for purposes of this limitation.

The following investment restrictions are not fundamental and may be changed by the Board of Directors without shareholder approval:

(1)

During normal market conditions, at least 80% of the net assets of Ivy Small Cap Growth Fund will be invested in small-cap growth stocks; at least 80% of the net assets of Ivy Large Cap Growth Fund will be invested in large-cap growth stocks; at least 80% of the net assets of Ivy Mid Cap Growth Fund will be invested in mid-cap growth stocks; at least 80% of Ivy Capital Appreciation Fund's and Ivy Core Equity Fund's net assets will be invested in equity securities, respectively; at least 80% of the net assets of Ivy Energy Fund will be invested in securities of companies within the energy sector, which includes all aspects of the energy industry, including exploration, discovery, production, distribution or infrastructure of energy and/or alternative energy sources; at least 80% of the net assets of Ivy Science and Technology Fund will be invested in securities of science and technology companies or companies that benefit from the application of science and/or technology innovations; at least 80% of the net assets of Ivy Limited-Term Bond Fund will be invested in bonds with limited maturities; and at least 80% of the net assets of Ivy Municipal Bond Fund will be invested in municipal bonds.

Each Fund will notify Fund shareholders at least 60 days prior to a change in its respective 80% investment policy.

(2)

Ivy High Income Fund will not purchase a common stock if, as a result, more than 20% of its total assets would be invested in common stocks. This 20% limit includes common stocks acquired on conversion of convertible securities, on exercise of warrants or call options or in any other voluntary manner. The Fund does not currently intend to invest more than 10% of its total assets in non-dividend-paying common stocks.

(3)

Ivy Municipal Bond Fund does not intend to invest more than 50% of its total assets in PABs. Up to 20% of Ivy Municipal Bond Fund's total assets may be invested in debt securities other than municipal bonds. The Fund will have less than 25% of its total assets invested in securities of issuers located in any single state.

(4)

Ivy Money Market Fund may not purchase the securities of any one issuer (other than U.S. government securities) if, as a result of such purchase, more than 5% of its total assets would be invested in the securities of any one issuer, as determined in accordance with Rule 2a-7; provided, however, the Fund may invest up to 25% of its total assets in first tier securities of a single issuer for a period of up to 3 business days after purchase. The Fund may rely on this exception only as to one issuer at a time. Ivy Money Market Fund may not invest more than 5% of its total assets in securities rated in the second highest rating category by the requisite rating organization(s) or comparable unrated securities, with investments in such securities of any one issuer (except U.S. government securities) limited to the greater of 1% of the Fund's total assets or $1,000,000, as determined in accordance with Rule 2a-7.

(5)

Each Fund (other than Ivy Asset Strategy Fund, Ivy Energy Fund, Ivy High Income Fund, Ivy Municipal Bond Fund, Ivy Money Market Fund and Ivy Science and Technology Fund) does not currently intend to invest in non-investment grade debt securities and unrated securities judged by IICO to be of equivalent quality if, as a result, more than 5% of its total assets, respectively, would consist of such investments. Ivy Asset Strategy Fund may not invest more than 35% of its total assets in non-investment grade debt securities. Ivy High Income Fund may invest all of its assets in non-investment grade debt securities. Ivy Limited-Term Bond Fund does not currently intend to invest more than 50% of its total assets in securities rated in the lowest tier of investment grade debt securities (those rated BBB by S&P or Baa by Moody's). At least 80% of Ivy Municipal Bond Fund's net assets will consist of municipal bonds of investment grade. Ivy Money Market Fund may not invest in non-investment grade debt securities. Ivy Energy Fund may not invest more than 10% of its total assets in non-investment grade debt securities. Ivy Science and Technology Fund may not invest more than 20% of its total assets in non-investment grade debt securities.

(6)

Subject to the diversification requirements of Rule 2a-7, Ivy Money Market Fund may invest up to 10% of its total assets in Canadian Government obligations. Ivy Money Market Fund may not invest more than 25% of its total assets in a combination of foreign obligations and instruments.

(7)	Ivy Asset Strategy Fund, Ivy Energy Fund, Ivy High Income Fund and Ivy Science and Technology Fund may each invest an unlimited amount of its total assets in foreign securities.

(8)

Each of Ivy Core Equity Fund and Ivy Small Cap Growth Fund may invest up to 20% of its net assets, respectively, in foreign securities. Each of Ivy Large Cap Growth Fund, Ivy Mid Cap Growth Fund and Ivy Capital Appreciation Fund may invest up to 25% of its total assets, respectively, in foreign securities. Ivy Municipal Bond Fund and Ivy Money Market Fund may invest in U.S. dollar-denominated commercial paper and other short-term equivalent securities issued by domestic and foreign issuers. Ivy Limited-Term Bond Fund may only invest in U.S. dollar denominated securities issued by domestic and foreign issuers.

(9)

Each Fund may not purchase a security if, as a result, more than 15% (10% for Ivy Money Market Fund) of its net assets would consist of illiquid investments. Illiquid investments are investments that cannot be sold or disposed of in the ordinary course of business within seven days at approximately the price at which they are valued.

(10)

Each Fund (other than Ivy Money Market Fund) is permitted to invest in options, futures contracts, asset-backed securities and other derivative instruments only if it is permitted to invest in the type of asset by which the return on, or value of, the derivative is measured.

(11)	Ivy Asset Strategy Fund may borrow money only from a bank. The Fund will not purchase any security while borrowings representing more than 5% of its total assets are outstanding.

(12)

Ivy Mid Cap Growth Fund may borrow only from banks and only to the extent that the value of its assets, less its liabilities other than borrowings, is equal to at least 300% of all borrowings including the proposed borrowing.

(13)

Ivy Asset Strategy Fund may invest in money market instruments rated in one of the two highest categories by the requisite NRSRO or , if unrated, judged by IICO to be of comparable quality; provided, however, that the Fund may invest in a money market instrument rated below the two highest rating categories if such instrument is subject to a letter of credit or similar unconditional credit enhancement that is rated in one of the two highest categories by an NRSRO, or, if unrated, judged by IICO to be of comparable quality.

(14)

Ivy Asset Strategy Fund does not currently intend to lend assets other than securities to other parties, except by acquiring loans, loan participations, or other forms of direct debt instruments. (This limitation does not apply to purchases of debt securities and other obligations or to repurchase agreements.)

(15)	Ivy Asset Strategy Fund does not currently intend to invest in oil, gas, or other mineral exploration or development programs or leases.

(16)

Ivy Money Market Fund will not invest in any security whose interest rate or principal amount to be repaid, or timing of repayments, varies or floats with the value of a foreign currency, the rate of interest payable on foreign currency borrowings, or with any interest rate or currency other than U.S. dollars.

(17)

Any Fund whose shares are acquired by another Fund of the Corporation or Ivy Funds in accordance with Section 12(d)(1)(G) of the 1940 Act shall not purchase securities of a registered open-end investment company or registered unit investment trust in reliance on either Section 12(d)(1)(F) or Section 12(d)(1)(G) of the 1940 Act.

An investment policy or restriction that states a maximum percentage of a Fund's assets that may be so invested or prescribes quality standards is typically applied immediately after, and based on, a Fund's acquisition of an asset. Accordingly, a subsequent change in the asset's value, net assets, or other circumstances will not be considered when determining whether the investment complies with a Fund's investment policies and restrictions.

Fundamental Investment Restrictions -- Ivy Municipal High Income Fund and Ivy Tax-Managed Equity Fund:

1.

The Fund may not issue senior securities except as permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

2.

The Fund may not borrow money except as permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

3.

The Fund may not engage in the business of underwriting the securities of other issuers except as permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

4.

The Fund may not purchase the securities of any issuer (other than securities issued or guaranteed by the U.S. government or any of its agencies or instrumentalities, securities of other investment companies and tax-exempt securities or such other securities as may be excluded for this purpose under the 1940 Act, the rules and regulations thereunder and any applicable exemptive relief) if, as a result, such purchase would result in the concentration (as that term may be defined in the 1940 Act, the rules and regulations thereunder and any applicable exemptive relief) of its investments in securities of issuers in any one industry.

5.

The Fund may not purchase or sell real estate except as permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

6.

The Fund may not purchase or sell commodities or contracts related to commodities except to the extent permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

7.

The Fund may lend money or other assets to the extent permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

Non-Fundamental Investment Restrictions

The following investment restrictions are non-fundamental, or are operating policies, and may be changed by the Board of Directors without shareholder approval:

1. "Name Rule" investments:

Under normal circumstances, at least 80% of:

Ivy Municipal High Income Fund's net assets will be invested municipal debt securities

Ivy Tax-Managed Equity Fund's net assets will be invested in equity securities.

The Fund will notify its shareholders at least 60 days prior to a change in its 80% investment policy.

2. Investment in other investment companies:

Any Fund whose shares are acquired by another Fund of the Corporation or Ivy Funds in accordance with Section 12(d)(1)(G) of the 1940 Act shall not purchase securities of a registered open-end investment company or registered unit investment trust in reliance on either Section 12(d)(1)(F) or Section 12(d)(1)(G) of the 1940 Act.

3. Investment in illiquid securities:

Each Fund may not purchase a security if, as a result, more than 15% of its net assets would consist of illiquid investments.

4. Investment in debt securities:

Ivy Tax-Managed Equity Fund does not intend to invest in non-investment grade debt securities if, as a result of such investment, more than 5% of its total assets would consist of such investments.

Ivy Municipal High Income Fund may invest up to 20% of its total assets in taxable debt securities other than municipal bonds.

The Fund may invest 25% or more of its total assets in PABs, in securities the payment of principal and interest on which is derived from revenue of similar projects, or in municipal bonds of issuers located in the same geographic area. The Fund will not, however, have more than 25% of its total assets in PABs issued for any one industry or in any one state.

Under normal circumstances, at least 75% of Ivy Municipal High Income Fund's total assets will be invested in medium- and lower-quality municipal bonds, which are bonds rated BBB through D by S&P, or Baa through C by Moody's, or, if unrated, are determined by IICO to be of comparable quality. The Fund may invest in higher-quality municipal bonds, and have less than 75% of its total assets in medium- and lower-quality municipal bonds, at times when yield spreads are narrow and the higher yields do not justify the increased risk and/or when, in IICO's opinion, there is a lack of medium- and lower-quality issues in which to invest.

5. Investment in foreign securities:

Ivy Tax-Managed Equity Fund does not intend to invest more than 25% of its total assets in foreign securities.

Ivy Municipal High Income Fund may not invest in foreign securities.

6. Investment in Financial Instruments:

Each Fund may invest in Financial Instruments if it is permitted to invest in the type of asset by which the return on, or value of, the Financial Instrument is measured.

7. Diversification:

For each Fund, except to the extent permitted by the 1940 Act, the rules and regulations thereunder and any applicable exemptive relief, the Fund may not with respect to 75% of the Fund's total assets, purchase the securities of any issuer (other than securities issued or guaranteed by the U.S. government or any of its agencies or instrumentalities, and securities of other investment companies) if, as a result, (a) more than 5% of the Fund's total assets would be invested in the securities of that issuer, or (b) the Fund would hold more than 10% of the outstanding voting securities of that issuer.

The method of determining who is an issuer for purposes of the 5% limitation above for Ivy Municipal High Income Fund is non-fundamental. In particular, in applying this limitation:

(a)

For municipal bonds created by a particular government but backed only by the assets and revenues of a subdivision of that government, such as an agency, instrumentality, authority or other subdivision, the Fund considers such subdivision to be the issuer;

(b)	For PABs, the nongovernmental user of facilities financed by them is considered a separate issuer; and

(c)

The Fund considers a guarantee of a municipal bond to be a separate security that would be included in the limitation if the value of all municipal bonds created by the guarantor and owned by the Fund exceeds 10% of the value of the Fund's total assets. A municipal bond insurer will not be considered a guarantor for purposes of this limitation.

An investment policy or restriction that states a maximum percentage of a Fund's assets that may be so invested or prescribes quality standards is typically applied immediately after, and based on, a Fund's acquisition of an asset. Accordingly, a subsequent change in the asset's value, net assets, or other circumstances will not be considered when determining whether the investment complies with a Fund's investment policies and restrictions.